Pricing Supplement Dated October 9, 1997                      Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                         File No. 333-27715
 Prospectus Supplement dated September 5, 1997)

                                PHH CORPORATION
                               MEDIUM-TERM NOTES

Principal Amount:              $50,000,000            Trade date:          October 9, 1997
Currency or Currency  Unit:    US Dollars             Original Issue Date: October 15, 1997
Issue Price:                   100.0%                 Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $50,000,000            Agent (s): Merrill Lynch & Co.
Maturity Date:                 October 16, 1998       CUSIP Number:    69332H EV 4

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate     [ ] CD Rate    [ ] Federal Funds Effective Rate
                           [X] LIBOR       [ ] Treasury Rate       [ ] Prime Rate   [ ]  Other
                                ( ) Reuters Page:                                   (see attached)
                                                    ------------------

                                (X) Telerate Page:  3750
                                                    -------------
Spread:                    minus .10 %
Initial Interest Rate:     To be determined October 13, 1997
Interest Reset Dates:      January 16, 1998; April 16, 1998; July 16, 1998 or
                           next good business day.
Interest Determination Date: Two London Banking days prior to Interest Reset
                             Date
Interest Payment Dates:    January 16, 1998; April 16, 1998; July 16, 1998;
                           October 16, 1998 or next good business day.
Index Maturity:            Three month
Day Count Convention:      [X] Actual/360      [ ] Actual/Actual    [ ] 30/360
Option to Receive Payments in Specified Currency:    [ ] Yes       [ ] No
Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes            [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity: [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                             % of Principal Amount.

Other Terms: